Gresham Diversified Commodity Fund Ltd.

Gresham Long/Short Commodity Fund Ltd.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, a Senior Vice President of Walkers Fund Services Limited, on behalf of its wholly-owned subsidiary, WFS Directors Limited, the Director of the above-referenced funds, hereby constitutes and appoints GIFFORD R. ZIMMERMAN, KEVIN J. McCARTHY and CHRISTOPHER M. ROHRBACHER, appointed officers of the above-referenced funds, and each of them (with full power to each of them to act alone) its true and lawful attorney-in-fact and agent, for it on its behalf and in Registration Statements of Nuveen Gresham Diversified Commodity Strategy Fund and Nuveen Gresham Long/Short Commodity Strategy Fund, each a series of Nuveen Investment Trust V, on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, including any amendment or amendments thereto, with all exhibits, and any and all other documents required to be filed with any regulatory authority, federal or state, relating to the registration thereof, or the issuance of shares thereof, without limitation, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

The governing law of this Power of Attorney shall be the law of the Cayman Islands.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 26th day of July, 2012.

WFS Directors Limited

/s/ Michelle Wilson-Clarke

Michelle Wilson-Clarke

Authorized Signatory